Exhibit 99.1

FOR:	PW Eagle, Inc.
1550 Valley River Drive
Eugene, OR 97401
(Nasdaq: “PWEI”)

CONTACT:	Scott Long
Chief Financial Officer, PW Eagle, Inc.
541-343-0200

PW EAGLE Shareholders Approve Merger With J-M MANUFACTURING’s

Subsidiary

EUGENE, Oregon, April 12, 2007 — PW Eagle, Inc. (Nasdaq: “PWEI”) today announced that its shareholders have voted to approve the company’s proposed merger with a subsidiary of J-M Manufacturing Company, Inc. (“JMM”). More than 97% of all voted shares were cast in favor of the transaction at a special meeting of shareholders held today, the company said.

Jerry Dukes, Chairman and CEO of PW Eagle, commented: “We are happy to announce that our shareholders have approved the proposed merger with J-M Manufacturing with an overwhelmingly positive vote. Our shareholders clearly share our belief that the merger creates value and is an outstanding opportunity for the company.”

Completion of the merger remains subject to various conditions, including the receipt of regulatory approvals. On March 16, 2007, PW Eagle and JMM announced that they received a request from the Federal Trade Commission (“FTC”) for additional information, commonly referred to as a Second Request, in connection with the parties’ proposed merger transaction. The Second Request was issued under notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). The effect of the FTC’s action is to extend the waiting period imposed by the HSR Act until after PW Eagle and JMM have substantially complied with the Second Request, unless that period is extended voluntarily by the parties or terminated sooner by the FTC.

PW Eagle and JMM currently are responding to the Second Request and are in discussions from time to time with the FTC concerning this matter. The companies have requested that the FTC implement an accelerated review and consideration of information that the companies are submitting to address the FTC’s concerns in hopes of resolving those concerns and thereupon seeking termination from the FTC of the waiting period. In connection with the accelerated review, the parties have agreed with the FTC that they will not claim to have substantially complied with the Second Request earlier than May 16, 2007, and that the waiting period and review period by the FTC after such substantial compliance will be 60 days unless the FTC terminates the period sooner following its accelerated review of certain responsive information, or unless the parties voluntarily extend it further. The parties have also received inquiries from the attorneys general of the states of California and Washington and are providing information regarding the review and consideration of the proposed merger’s impact in their respective states. Based upon the parties’ preliminary discussions, and arrangements with the FTC and the state attorneys general regarding the Second Request, PW Eagle and JMM now anticipate that a closing of the transaction is not likely to occur until, at the earliest, the latter part of the second calendar quarter or the early part of the third quarter of 2007.

About PW Eagle, Inc.

PW Eagle, Inc. is a leading extruder of PVC pipe products and its wholly-owned subsidiary, USPoly Company, LLC, is a leading manufacturer of polyethylene pipe and fittings. Together they operate twelve manufacturing facilities across the United States. PW Eagle’s common stock is traded on the Nasdaq Global Market under the symbol “PWEI”.

About J-M Manufacturing Company, Inc.

J-M Manufacturing Company, Inc., headquartered in Livingston, New Jersey, was formed in 1982 with the acquisition of eight pipe production facilities. Today, the company operates fourteen plastic pipe manufacturing facilities across the United States. JMM produces water, sewer, solvent weld, electrical conduit, ABS and polyethylene pipe in diameters ranging from  1/2” to 48” for PVC and  1/2” to 63” in HDPE.

Forward Looking Statements

Statements that PW Eagle may publish, including those in this announcement that are not strictly historical are “forward looking” statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made in this press release, which include those that relate to our proposed merger with J-M Manufacturing, involve known and unknown risks and uncertainties that may cause the actual results to differ materially from those expected and stated in this announcement. The following specific factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: (i) the risks and costs to PW Eagle if the merger does not close; (ii) the satisfaction of the conditions to consummate the merger, including the receipt of the required regulatory approvals and the absence of any material adverse changes affecting PW Eagle; (iii) the uncertain effects the pendency of the merger may have on our business relationships, operating results and business generally, including our ability to retain key employees, suppliers and customers; (iv) potential adverse effects on our business, properties and operations because of certain covenants we agreed to in the merger agreement that restrict the conduct of PW Eagle’s business prior to the completion of the merger; (v) the risk that the financing contemplated by J-M Manufacturing’s financing commitment letter for the consummation of the merger might not be obtained; (vi) the risk that until the merger is completed or the merger agreement is terminated, PW Eagle will not be able to enter into a merger or business combination with another party because of restrictions contained in the merger agreement; (vii) the risk that the restrictions on the conduct of PW Eagle’s business prior to the consummation of the merger, may delay or prevent PW Eagle from undertaking business opportunities that may arise pending the completion of the merger; (viii) the inability to consummate the merger by September 30, 2007, after which date either party has the right to terminate the merger agreement; (ix) the occurrence of any other event, change or other circumstances that could give rise to the termination of the merger agreement, including circumstances that may require us to pay a termination fee and related expenses to J-M Manufacturing; (x) the risk that the merger may not be completed in a timely manner or at all, which may materially adversely affect our business, future prospects and the price of our common stock; (xi) risks that may arise if any litigation or state or federal governmental action is initiated with respect to the merger; and (xii) risks related to diverting management’s attention from our ongoing business operations.

In addition, actual results could differ as a result of general factors, including those set forth in our filings with the SEC, including the Annual Report on Form 10-K for our most recent fiscal year, especially in the Management’s Discussion and Analysis section, our most recent Quarterly Report on Form 10-Q and our Current Reports on Form 8-K.

All forward-looking statements included in this Press Release are based on information available to us on the date of this Press Release. It is not possible to foresee or identify all factors that could cause actual results to differ from expected or historical results. As such, you should not consider any list of such factors to be an exhaustive statement of all risks, uncertainties or potential inaccurate assumptions. We undertake no obligation to update “forward-looking” statements.